FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

UNION EMPLOYEES AT MARINETTE MARINE
RATIFY CONTRACT AND END WORK STOPPAGE

Workers are expected to be back on the job Monday under four-year labor agreement

MANITOWOC, WI - March 7, 2003 - The Manitowoc Company, Inc., (NYSE: MTW) announced that union employees at its Marinette Marine subsidiary yesterday ratified a new four-year labor agreement and will be back on the job Monday, March 10. The action ends a 44-day work stoppage by approximately 700 shipyard workers who are represented by Boilermakers Union Local 696.

"We're very pleased that the unionized workforce at Marinette has accepted our latest contract proposal. We look forward to our shipyard returning to its normal operating capacity and our prospects for obtaining additional work that will enhance our current backlog," said Thomas G. Musial, Senior Vice President of Human Resources and Administration.

Marinette Marine Corporation, located in Marinette, Wisconsin, is a premier supplier to the U.S. Navy and U.S. Coast Guard. It is one of the four shipyards comprising Manitowoc's Marine Group.

About The Manitowoc Company

The Manitowoc Company, Inc. is the world's largest provider of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, boom trucks, and aerial work platforms. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

For further information:

Thomas G. Musial
Senior Vice President
Human Resources & Administration
920-652-1738